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                                                                    EXHIBIT 21.1



                         SUBSIDIARIES OF THE REGISTRANT

Subsidiaries Established in the PRC

Techfaith Wireless Communication Technology (Beijing) Limited, formerly known as Beijing Techfaith Technology R&D Co., Ltd.

Techfaith Wireless Communication Technology (Beijing) Limited II, formerly known as Beijing Centel Technology R&D Co., Ltd.

Techfaith Wireless Communication Technology (Shanghai) Limited, formerly known as Leadtech Communication Technology (Shanghai) Limited

STEP Technologies (Beijing) Co., Ltd.

Subsidiaries Incorporated outside the PRC

Techfaith Wireless Communication Technology Limited (British Virgin Islands)

Finest Technology Limited (British Virgin Islands)

First Achieve Technology Limited (Hong Kong)

Great Earnest Technology Limited (British Virgin Islands)

Leo Technology Limited (British Virgin Islands)